Exhibit 99-B.8.36

Third Amendment to the Fund Participation Agreement

This Third Amendment dated as of January 1, 2009 by and between ING Life Insurance and
Annuity Company formerly Aetna Life Insurance and Annuity Company (“ING Life”) on its own behalf and on behalf of its Variable Annuity Separate Accounts B, C, D and F; Ariel Investment Trust (with respect to Ariel Fund, formerly Ariel Growth Fund and Ariel Appreciation Fund) and Ariel Distributors,
LLC., formerly Ariel Distributors, Inc. (“Distributor”) is made to the Fund Participation Agreement dated as of April 1, 1998 between Aetna Life Insurance and Annuity Company, Ariel Growth Fund and Ariel
Distributors, Inc. (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties agree to amend the Agreement to modify the payment terms.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1. Paragraph 4 of Schedule C of the Agreement is hereby deleted in its entirety and replaced with the following:

4. To compensate ING Life for some of its administrative costs related to participant recordkeeping in connection with this Agreement, the Distributor shall pay or cause to be paid an annual fee equal to 10 basis points of average net assets to ING Life.
Within thirty (30) days after the end of each calendar quarter, Ariel shall provide ING
Life with a statement showing the aggregate value of ING Life accounts for the preceding quarter and include therewith a payment to ING Life for the compensation due
ING Life in accordance with this paragraph.

2. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

ING LIFE INSURANCE AND		ARIEL DISTRIBUTORS, INC.
ANNUITY COMPANY
By: /s/ Merrillyn J. Kosier
By:/s/ Lisa S. Gilarde		Name:
Name:	Lisa S. Gilarde	Title:
Title:	Vice President

ARIEL INVESTMENT TRUST

By: /s/ Merrillyn J. Kosier
Name:
Title:

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